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Exhibit 10.60

FIRST AMENDMENT TO PARTNERSHIP AGREEMENT
OF
TRT-DCT INDUSTRIAL JV I GENERAL PARTNERSHIP

        This First Amendment to Partnership Agreement of TRT-DCT Industrial JV I General Partnership ("Amendment") is entered into as of March 26, 2007, between TRT Industrial Fund I LLC, a Delaware limited liability company ("TRT LLC"), and DCT Industrial Fund II LLC, a Delaware limited liability company ("DCT LLC").

RECITALS

        A.    TRT LLC and DCT LLC entered into that certain Partnership Agreement of TRT-DCT Industrial JV I General Partnership dated as of September 1, 2006 (such agreement the "Partnership Agreement" and such partnership the "Partnership"). TRT LLC and DCT LLC have agreed to amend the Partnership Agreement to permit DCT LLC to vary the DCX Asset Contribution Percentage or Non-DCX Asset Contribution Percentage, as applicable, on an asset by asset basis in certain circumstances as set forth in this Amendment.

        B.    All defined terms used herein and not expressly defined herein shall have the same meanings ascribed to those terms in the Partnership Agreement.

AGREEMENT

        1.     Recitals. The foregoing recitals are hereby incorporated into this Amendment.

        2.     Variance of Contribution Percentage. The following is hereby added to the Partnership Agreement as a new Section 3.2.7.

        "3.2.7 Variance of Contribution Percentage.

  (a) Notwithstanding anything in this Agreement to the contrary, DCT LLC shall not be obligated to contribute any particular asset to the Partnership, or to any subsequent partnership that the Partners may enter into pursuant to the Partnership Agreement, if DCT determines, in its reasonably discretion, that there is a material risk that such transaction would be treated, in whole or in part, as a sale to the Partnership by DCT LLC. Subject to TRT LLC's agreement in connection with any particular asset, DCT LLC may increase its Non-DCX Asset Contribution Percentage or its DCX Asset Contribution Percentage, as applicable, under Section 3.2.2(b) with respect to the contribution by DCT LLC or its Affiliates of any particular asset contributed by DCT LLC or any of its Affiliates to that percentage that will avoid having any portion of such transaction being treated as a sale of such DCX Asset or Non-DCX Asset to the Partnership. In connection with any such increase, the Non-DCX Asset Contribution Percentage or DCX Asset Contribution Percentage, as applicable, of TRT LLC with respect to its corresponding capital contribution under Section 3.2.2(b) to acquire any such asset shall be decreased by the same percentage. After any such adjustment of percentages in connection with the contribution of an asset, DCT LLC's and TRT LLC's contribution percentages with respect to subsequent capital contributions under Section 3.2.2 shall be adjusted to decrease DCT LLC's contribution percentage, and to increase TRT LLC's contribution percentage to cause as quickly as possible the Percentage Interests of the Partners to be in the ratio of 90% (TRT LCC) and 10% (DCT LLC).

  (b) To the extent that any distribution made by the Partnership to DCT-LLC in connection with the contribution of a DCX Asset or a Non-DCX Asset will not be treated as a distribution with respect to a sale to the Partnership, upon the contribution of any such asset that requires an adjustment of contribution percentages as provided in Section 3.2.7, TRT LLC shall contribute to the Partnership and DCT-LLC shall be distributed an amount with respect to reimbursement to DCT-LLC of pre-formation costs related to previously contributed assets to the extent necessary to cause the Percentage Interests of DCT-LLC and TRT-LLC to 10% and 90% respectively. In that regard, the Percentage Interest of DCT-LLC shall take into account distributions to DCT-LLC pursuant to the preceding sentence as a reduction of DCT-LLC's contributed capital."

        3.     Contribution Cap. The definition of Contribution Cap in Section 1.1 of the Partnership Agreement is hereby amended in its entirety to read as follows:

  " "Contribution Cap" means the maximum amount of Required Capital required to be contributed by the Partners pursuant to Section 3.2. The Contribution Cap for TRT LLC shall initially be $190 million and the Contribution Cap for DCT LLC shall be $30 million. The Contribution Caps shall be subject to increase from time to time as approved by all of the Partners."

        4.     Credit Enhancement. Section 3.3 of the Partnership Agreement is hereby amended in its entirety to read as follows:

  "3.3 Credit Enhancement. If in connection with any Senior Loan, any Senior Lender requires a customary guaranty of non-recourse carve outs to facilitate the closing and funding of any Senior Loan (each, a "Loan Guaranty" and, collectively, the "Loan Guaranties") the Partnership shall cause DCT or such other party as is acceptable to the applicable Senior Lender (each a "Loan Guarantor") to provide such Loan Guaranties and shall furnish such representations or other documentation as TRT LLC may require in order to determine whether such Loan Guaranty gives rise to partner nonrecourse debt that could reasonably be expected to result in a violation of Code Section 514(c)(9)(E) and the Treasury Regulations thereunder. Subject to the limitation below in this sentence, the Partnership hereby agrees to indemnify, defend and hold harmless each Loan Guarantor providing such Loan Guaranty from and against all losses, costs and expenses, including, without limitation, reasonable attorney fees arising from the enforcement by the holder of such Loan Guaranty of amounts due or claimed due under the Loan Guaranty (collectively, "Loan Guaranty Losses"); provided that in no event shall the Partnership have any obligation to indemnify or hold harmless any such party (or shall such party have any rights of subrogation against the Partnership) on account of Loan Guaranty Losses if such Loan Guaranty Losses arise from or are related to, directly or indirectly, the fraud, willful misconduct or gross negligence of a Loan Guarantor or any of its Affiliates, except to the extent that the Partnership has benefited from such wrongful action. Notwithstanding the foregoing, to the extent that TRT LLC or any Affiliate of TRT is the Loan Guarantor, DCT LLC, and not the Partnership, shall indemnify, defend and hold harmless the Loan Guarantor from and against all Loan Guaranty Losses to the extent such Loan Guaranty Losses arise from or are related to, directly or indirectly, the fraud, willful misconduct or gross negligence of DCT LLC or any of its Affiliates. Any indemnification obligation of the Partnership arising under this Section shall be referred to herein as a "Loan Guaranty Indemnification Obligation."

        5.     No Third Party Beneficiary. This Amendment is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, or otherwise.

        6.     Execution in Counterparts. This Amendment may be executed in multiple counterparts, each of which will be deemed an original, but together will constitute one instrument. Each party may rely upon a facsimile or ".pdf" counterpart of this Amendment signed by the other party with the same effect as if such party had received an original counterpart signed by such other party.

        7.     Effect. The Partnership Agreement, as amended by this Amendment, is hereby ratified and confirmed.

[SIGNATURES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRT INDUSTRIAL FUND I LLC, by DCTRT Real Estate Holdco LLC, Its Sole Member, by Dividend Capital Total Realty Operating Partnership LP, Its Sole Member, by Dividend Capital Total Realty Trust Inc., its General Partner
By:	/s/ MICHAEL J. KELLY

DCT INDUSTRIAL FUND II LLC, by DCT Industrial Operating Partnership LP (formerly known as Dividend Capital Operating Partnership LP), its Sole Member, by DCT Industrial Trust Inc. (formerly known as Dividend Capital Trust Inc.), its General Partner
By:	/s/ TERESA L. CORRAL

[SIGNATURES CONTINUE]

DCT Industrial Trust Inc., joins in this Amendment to confirm that it remains liable to TRT LLC payment by DCT LLC on the True-Up Date of the Final Promote True-Up Amount, as provided in Section 5.3.2 of the Partnership Agreement.
DCT INDUSTRIAL TRUST INC. (formerly known as Dividend Capital Trust Inc.)
By:	/s/ MICHAEL J. KELLY
Dividend Capital Total Realty Trust Inc., joins in this Agreement for the purpose of confirming that it remains bound by its covenants in Section 15.1 of the Partnership Agreement.
DIVIDEND CAPITAL TOTAL REALTY TRUST INC.
By:	/s/ TERESA L. CORRAL

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FIRST AMENDMENT TO PARTNERSHIP AGREEMENT OF TRT-DCT INDUSTRIAL JV I GENERAL PARTNERSHIP